CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AZZURRA HOLDING CORPORATION
a Delaware corporation

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned executive officer of Azzurra Holding Corporation does hereby certify:

1. The name of the corporation Azzurra Holding Corporation (the "Corporation").

2. The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety to provide as follows:

The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is One Hundred and Ten Million (110,000,000), of which 100,000,000 shall be shares of Common Stock, having a par value of $0.0001 per share, and Ten Million (10,000,000) shall be shares of Preferred Stock, having a par value of $0.01 per share. Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation adding this paragraph, each issued and outstanding share of Common Stock, par value $0.0001 per share, shall be reclassified into Five (5) shares of Common Stock, par value $0.0001 per share.

4. This amendment shall be effective immediately upon filing with the Secretary of State of the State of Delaware

IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this 1st day of July, 2010.

AZZURRA HOLDING CORPORATION

By:	/s/ Daniel W. Rumsey______
Daniel W. Rumsey
President